Exhibit 99.1
China Redstone Releases Shareholder Letter

Chongqing, China, March 15, 2011 – China Redstone Group, Inc. (OTC Bulletin Board: CGPI) ("China Redstone" or the "Company"), the largest private provider of cemetery products and services in Chongqing, China, announced that its Chairman and Chief Executive Officer, Mr. Yivou Ran, has issued a letter to Company shareholders providing a detailed response to material questions recently raised regarding its cemetery operations.  In order to provide continued transparency to our shareholders and other interested investors, the Company has posted a copy of the letter with supporting documents at the following link:  https://cgpi.box.net/shared/qu9rtbk20s.

China Redstone Group, Inc.

China Redstone Group, Inc. is a cemetery developer and provider of cemetery products and services in Chongqing, China, through its contractually controlled affiliate Chongqing Foguang Tourism Development (Group) Co., Ltd (“Foguang”). Founded in 2002, Foguang provides a complete range of funeral merchandise and services, including cemetery property, both at the time of need and on a preneed basis. Its cemeteries are highly regarded in terms of a number of factors such as tradition, reputation, physical size, capacity of business, available supply, name recognition, aesthetics and potential for development or expansion.

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's periodic reports, available via the SEC.

Contact:

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net